Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Mark Desky

(312) 604-5470

mdesky@iwprint.com

INNERWORKINGS, INC. ACQUIRES APPLIED GRAPHICS, INC.

Chicago, IL October 11, 2006 - InnerWorkings, Inc. (NASDAQ: INWK), a leading provider of print procurement solutions to corporate clients in the United States, announced today that it has acquired privately-held Applied Graphics, Inc., a leading West Coast provider of print management and print-on-demand services.

Through sales offices in California and Hawaii, Applied Graphics’ broad service offering includes print-on-demand, commercial printing and marketing solutions. In 2005, Applied Graphics had over 35 sales representatives and generated revenues of approximately $29 million. During this period, Applied Graphics served over 1,000 corporate clients, utilizing a network of over 400 supplier partners.

“We believe this acquisition will allow us to continue to grow geographically, acquire sales teams with established client relationships, and broaden our domain expertise into expanded service offerings,” said Steven E. Zuccarini, Chief Executive Officer at InnerWorkings. “With its strong West Coast presence, impressive corporate client base, and web-to-print technology, Applied Graphics is an excellent strategic fit for InnerWorkings.”

“We are proud to be a part of the InnerWorkings family,” said Tom Johnson, Founder and Chief Executive Officer of Applied Graphics. “We are confident that InnerWorkings’ technology and proprietary data will be a win-win for the client base and supplier network that we have built over the last 28 years.”

About InnerWorkings, Inc.

Chicago-based InnerWorkings, Inc. is a leading provider of print procurement solutions to corporate clients in the United States. InnerWorkings creates a competitive bid process to procure, purchase and deliver printed products as part of a comprehensive outsourced enterprise solution and in individual transactions.

InnerWorkings procures printed products for clients across a wide range of industries, such as advertising, consumer products, publishing and retail. For more information on InnerWorkings, visit: www.iwprint.com.

About Applied Graphics, Inc.

Based in San Rafael, California, Applied Graphics, Inc. delivers outsourced service innovation in the areas of Productivity, Promotion, Printing, Point of Sale, Inventory Control, and Paper and Electronic Bill Presentment. For more information on Applied Graphics, visit: www.apgraph.com.

Forward-Looking Statements

This release contains statements relating to projections or future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any projections or future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the prospectus we recently filed with the SEC.